Exhibit 99.1

       Knology Reports Fourth Quarter and Full Year 2005 Results

    WEST POINT, Ga.--(BUSINESS WIRE)--Feb. 22, 2006--Knology, Inc.
(Nasdaq: KNOL):

    Highlights:

    -- Revenue increased to $59.9 million for the fourth quarter 2005 and to $230.9 million for the year, representing increases of 13.4% and 9.2%, respectively, compared to the same periods in 2004.

    -- EBITDA, as adjusted, increased to $13.3 million for the fourth quarter 2005 and to $47.7 million for the year, representing increases of 53.0% and 44.4%, respectively, compared to the same periods one year ago.

    -- Achieved in excess of 41,000 net connections for the year, including increases in all three service offerings with 12.4% growth in voice connections and 22.3% growth in data connections.

    -- Increased triple-play bundle customers by 27.7% in 2005 to over 65,000. Represents approximately 43% of the residential customer base excluding the Pinellas operations.

    -- The Pinellas operations delivered positive EBITDA for the fourth quarter 2005. Telephone service offering has been rolled out to approximately 60% of marketable homes passed in Pinellas.

    -- Business connections grew 15% in 2005 to 44,738 with a growth in business revenue of 36%.

    -- Completed $335 million in financial transactions during 2005 to enhance the liquidity and capital structure of the business, including a $305 million debt refinancing, the sale of non-core cable assets for $10 million and the issuance of $20 million of preferred equity.

    -- Capital expenditures totaled $31.6 million for the year, of which over 75% represents success-based spending.

    Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the fourth quarter and year ended December 31, 2005. Total revenue for the fourth quarter and full year of $59.9 million and $230.9 million, respectively, represented growth of 13.4% and 9.2% over total revenues of $52.9 and $211.5 million for the same periods one year ago. The fourth quarter revenue represented the highest quarterly revenue in the history of the company. Knology reported EBITDA, as adjusted, of $13.3 million for the fourth quarter of 2005 and $47.7 million for the full year 2005, both representing all-time highs for the company compared with EBITDA, as adjusted of $8.7 million and $33.1 million, respectively, for the same periods in 2004.
    Knology reported a net loss attributable to common stockholders for the fourth quarter of 2005 of $14.8 million or $0.62 per share compared with a net loss of $18.5 million or $0.78 per share for the fourth quarter of 2004. For the full year of 2005, Knology reported a net loss attributable to common stockholders of $55.4 million or $2.33 per share compared with a net loss of $75.6 million or $3.19 per share in 2004. The net loss attributable to common stockholders for 2005 included a gain of $8.3 million on the sale of discontinued operations.
    Knology ended the year with 432,849 connections, adding over 41,000 connections in 2005. Connection growth was achieved in all three service offerings, with video, voice and data, respectively, adding 4,884, 16,999 and 19,268 connections. Business connections grew approximately 15% to 44,738 as of year end. Knology grew its residential triple-play customer base by 27.7% in 2005, and as of year end, residential triple-play customers represented 43% of the customer base, excluding the Pinellas division, where the company does not yet offer all three services to the entire market. Two-part bundled customers represented 29% of the company's residential customer base as of year end.
    During 2005 Knology completed several key transactions to enhance the company's liquidity and capital structure, including a $305 million debt refinancing, the sale of its non-core Cerritos, California cable assets for $10 million and the issuance of $20 million in preferred equity securities. As previously announced, $10.8 million of the $20 million in preferred equity proceeds received in 2005 were received in the fourth quarter as a result of the successful completion of a rights offering. Knology used the $10.4 in net proceeds from the rights offering to pay down the balance of its first lien term loan. At December 31, 2005, Knology had $15.7 million in cash ($3.5 million currently restricted), and a $25 million revolver of which no amount has been drawn.
    "2005 proved to be a very significant year for Knology on several fronts," said Rodger L. Johnson, President and Chief Executive Officer of Knology. "We were able to successfully complete the planned financial transactions during the year, while at the same time delivering very strong operating results. I am particularly proud of the efforts of our employees. Our focus on process efficiencies, execution and customer service paid big dividends to our business in 2005. We closed 2005 with excellent momentum, and we are excited about our prospects for 2006."
    M. Todd Holt, Chief Financial Officer of Knology, added "We took several steps during 2005 to improve our balance sheet, and thus have positioned the company for continued growth in 2006 and beyond. We are focused on building value for our shareholders through the execution of our business plan and by continuing to deliver solid operating performance."


Fourth Quarter Key Operating Metrics

                                    Q4          Q4         % Change
                                   2005        2004      vs. Q4 2004
                                  -------     -------    -----------
Marketable Homes Passed           749,853     741,095            1.2%

Connections
  Video                           175,472     170,588            2.9%
  Voice
    On-Net                        145,561     128,755           13.1%
    Off-Net                         6,180       5,987            3.2%
                                  -------     -------    -----------
      Total Telephone             151,741     134,742           12.6%
  Data                            105,636      86,368           22.3%

Total On-Net Connections          426,669     385,711           10.6%
Total Connections                 432,849(i)  391,698           10.5%

Residential Connections           388,111     352,839           10.0%
Business Connections               44,738      38,859           15.1%

Average Monthly Revenue
  Per Connection                  $ 46.39     $ 46.52
Average Monthly Connection
  Churn                              2.8%(i)      2.5%

(i) During the fourth quarter, Knology converted from four customer billing cycles per month to 14 billing cycles per month in order to create significant efficiencies regarding back office billing functions and the related customer interfaces . The transition to new billing cycles resulted in approximately 3,000 higher disconnects compared to normal activity. On a pro forma basis, excluding the one-time disconnects associated with the billing cycle conversion, total connections would have been approximately 435,849 as of quarter end and average monthly connection churn would have been 2.6% for the fourth quarter.


    Note: Knology's Cerritos, California division, which was sold in September 2005, is accounted for as a discontinued operation, and the Cerritos operating statistics are excluded from the historical data above.
    For full descriptions of the above metrics, please refer to the Non-GAAP Financial and Operating Measures section of this release.

    Conference Call and Replay

    Knology has scheduled a conference call to discuss the results of the fourth quarter and full year 2005 which will be broadcast live over the Internet, on Thursday, February 23, 2006 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology's Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology's website at www.knology.com or www.earnings.com for approximately 30 days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Thursday, March 2, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. #4744294.

    About Knology

    Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.
    Knology's fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

    Information about Forward-Looking Statements

    This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements.

    Definitions of Non-GAAP Financial and Operating Measures

    We provide financial measures generated using generally accepted accounting principles ("GAAP") and using adjustments to GAAP ("Non-GAAP"). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.
    In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; expenses associated with special litigation and capital markets activities; non-cash stock-based compensation; one time severance expense; gain on adjustment of warrants to market; income from discontinued operations; loss on extinguishment of debt; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three and twelve month periods ended December 31, 2004 and 2005 is attached to this press release.
    The other operating metrics used in this release include the following:

    -- Marketable Homes Passed - We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. "Marketable homes passed" are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

    -- Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

    -- On-net/Off-net connections - All of our video and data connections are provided over our networks. Our voice connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to telephone connections provided over telephone lines leased from third parties.

    -- Average Monthly Revenue Per Connection - The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.

    --  Average Monthly Connection Churn - The Average Monthly
        Connection Churn is the total churn for a month divided by the average number of connections for that month, expressed as a percentage.


                             Knology, Inc.
                 Consolidated Statements of Operations
                              (Unaudited)
            (In Thousands, Except Share and Per Share Data)

                           Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                           ------------------   -------------------
                             2005      2004        2005       2004
                           --------  --------   --------   ---------
Operating Revenues:
  Video                    $ 26,722  $ 24,188   $103,039   $  97,590
  Voice                      19,835    17,925     77,602      72,438
  Data and Other             13,382    10,751     50,216      41,430
                           --------  --------   --------   ---------

Total Revenue                59,939    52,864    230,857     211,458

Cost of services             16,765    14,838     66,022      60,829
Selling, general and
  administrative
  expenses                   30,614    30,690    119,666     122,462
Depreciation and
  amortization               18,217    18,216     74,490      74,163
Loss on extinguishment
 of debt                          0         0        544           0
                           --------  --------   --------   ---------
Operating loss               (5,657)  (10,880)   (29,865)    (45,996)

Interest income                 113       188      1,074         720
Interest expense             (8,621)   (7,837)   (34,452)    (31,062)
(Loss) gain on
  adjustment of
  warrant to market             (90)       31         37         535
Other (expense)
  income, net                   (24)      (50)       (12)        133
                           --------  --------   --------   ---------

  Loss from continuing
    operations              (14,279)  (18,548)   (63,218)    (75,670)
  (Loss) income from
    discontinued ops           (195)       53      8,404         106
                           --------  --------   --------   ---------
Net loss                   $(14,474) $(18,495)  $(54,814)  $ (75,564)
                           ========  ========   ========   =========
Preferred stock
  dividend                     (331)        0       (588)          0
                           --------  --------   --------   ---------
Net loss attributable
  to common stockholders   $(14,805) $(18,495)  $(55,402)  $ (75,564)
                           ========  ========   ========   =========

Basic and diluted
  net loss per share
  att. to common
  stockholders             $  (0.62) $   (0.78) $  (2.33)  $   (3.19)
                           ========  =========  ========   =========

Weighted average shares
  outstanding             23,804,515 23,688,472 23,751,085 23,655,733
                          ========== ========== ========== ==========



                             Knology, Inc.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
                            (In Thousands)

ASSETS                                     12/31/05     12/31/04
                                           --------     --------

Current assets:
Cash and cash equivalents                  $ 12,183     $  6,082
Restricted cash                               3,537        7,365
Short term investments                            0       12,625
Accounts receivable customers, net           19,283       18,924
Prepaid expenses and other                    1,767        2,735
Assets of business held for sale                  0          887
                                           --------     --------
  Total current assets                       36,770       48,618

Property, plant & equipment, net            285,638      326,499
Investments                                   1,243        1,243
Debt issuance costs                           8,764          634
Interest rate cap agreement                   1,537            0
Goodwill, intangible assets and other        41,582       41,593
                                          ---------     --------

  Total assets                             $375,534     $418,587
                                           ========     ========

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities:
Current portion of notes payable           $  2,241          179
Accounts payable                             20,010       20,428
Accrued liabilities                          18,620       12,199
Unearned revenue                             10,134       11,841
Liabilities of business held for sale             0          770
                                           --------     --------
  Total current liabilities                  51,005       45,417

Notes payable                               270,882       49,438
Senior unsecured notes                            0      237,096
Warrants                                        285          354
Unamortized investment tax credit                 0           13
                                           --------     --------
  Total liabilities                         322,172      332,318

Redeemable convertible preferred stock       19,851            0

Common stock                                    242          237
Additional paid in capital                  561,503      559,452
Accumulated deficit                        (528,234)    (473,420)
                                           --------     --------
  Total stockholders' equity                 33,511       86,269
                                           --------     --------
    Total liabilities and stockholders'
      equity                               $375,534     $418,587
                                           ========     ========



                             Knology, Inc.
           Reconciliation of EBITDA, As Adjusted to Net Loss
                              (Unaudited)
                            (In Thousands)

                                         Three months    Three months
                                             ended          ended
                                          December 31,   December 31,
EBITDA, as adjusted reconciliation           2005            2004
                                         -------------   ------------
Net loss                                 $     (14,474)  $    (18,495)
Depreciation and amortization                   18,217         18,216
Non-cash stock-based compensation                  704            775
Special litigation fees and
  one-time severance                                31            579
Interest expense, net                            8,508          7,649
Adjustment of warrants to market                    90            (31)
Loss on extinguishment of debt                       0              0
Discontinued operations and other                  219             (3)
                                         -------------   ------------
EBITDA, as adjusted                      $      13,295   $      8,690
                                         =============   ============

                                          Twelve months  Twelve months
                                             ended           ended
                                          December 31,    December 31,
EBITDA, as adjusted reconciliation           2005            2004
                                         -------------   ------------

Net loss                                 $     (54,814)  $    (75,564)
Depreciation and amortization                   74,490         74,163
Non-cash stock-based compensation                2,101          3,625
Special litigation fees and
  one-time severance                               442          1,257
Interest expense, net                           33,378         30,342
Adjustment of warrants to market                   (37)          (535)
Loss on extinguishment of debt                     544              0
Discontinued operations and other               (8,392)          (239)
                                         -------------   ------------
EBITDA, as adjusted                      $      47,712   $     33,049
                                         =============   ============




    CONTACT: Knology, Inc., West Point
             M. Todd Holt, 706-645-8752
             todd.holt@knology.com
             www.knology.com